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Pricing Supplement dated May 11, 2004 				Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $121,000,000		   Trade Date: May 11, 2004
Issue Price: See "Additional Terms of the  Original Issue Date: May 18, 2004
  Notes - Plan of Distribution"
Interest Rate: 3.834% per annum		   Net Proceeds to Issuer: $121,000,000
Interest Payment Dates: Each November 18   Principal's Discount
  and May 18, commencing November 18, 2004   or Commission: 0.0%
Stated Maturity Date: May 18, 2010

________________________________________________________________________________



Day Count Convention:
   [X]  30/360 for the period from May 18, 2004 to May 18, 2010
   [ ]  Actual/365 for the period from   	        to
   [ ]  Other (see attached)                       to

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
	Initial Redemption Date:
	Initial Redemption Percentage:
	Annual Redemption Percentage Reduction:

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option
	of the holder of the Notes.
	Optional Repayment Date(s):
	Repayment Price:     %


Currency:
	Specified Currency:  U.S. dollars
	   (If other than U.S. dollars, see attached)
	Minimum Denominations:
   	   (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
	Total Amount of OID:
	Yield to Maturity:
	Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

Other Provisions:
Installments of principal on the Notes will be paid annually as described under "Additional Terms of the Notes - Principal Payments."
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			___________________________
			Citigroup Global Markets Inc.

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			ADDITIONAL TERMS OF THE NOTES

Principal Payments

	Installments of principal on the Notes will be paid annually on each May 18, beginning May 18, 2005 (each a "Principal Payment Date"), to the person in whose name a Note (or any predecessor Note) is registered at the close of business on the May 3 immediately preceding such Principal Payment Date (each such preceding date, a "Principal Regular Record Date"); provided, however, that any such principal which is payable, but not punctually paid or duly provided for on any Principal Payment Date ("Defaulted Principal"), shall forthwith cease to be payable to the registered Holder on such Principal Regular Record Date, and may be paid to the person in whose name the Note (or any predecessor Note) is registered at the close of business on any date for the payment of Defaulted Interest that is fixed by the Trustee as provided in the Note and the Indenture or in any other lawful manner or, if no such date is so fixed, in any other lawful manner in accordance with the Indenture.

	The principal installment to be paid on each payment date for each $1,000 original principal amount is set forth below:

	Principal Payment Date		Principal Payment
	May 18, 2005			$166.66
	May 18, 2006			$166.67
	May 18, 2007			$166.66
	May 18, 2008			$166.67
	May 18, 2009			$166.66
	May 18, 2010			$166.68

	If any Principal Payment Date or Interest Payment Date falls on a day that is not a Business Day, payments of principal and interest will be made on the next succeeding Business Day as if made on the date payment was due, and no interest will accrue on the amount payable for the period from and after such Principal Payment Date or Interest Payment Date.

Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., now known as Citigroup Global Markets Inc.("Citigroup"), as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), Citigroup, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Citigroup may resell the Notes (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

	Under the terms and conditions of the Agreement, Citigroup is committed to take and pay for all of the Notes offered hereby if any are taken.